Exhibit 10.1

July 7, 2016

Ms. Denise Rinear

215 Comrie Drive

Villanova, PA 19085

Via Email: derinear@gmail.com

Dear Denise:

I am delighted to extend an offer of employment for you to become associated with The Bryn Mawr Trust Company as Executive Vice President, Chief Risk Officer, Risk Management Division. We feel that your experience will be valuable to us, and in turn, believe the Company can provide you with opportunities for personal and professional growth.

Your first day of employment will be on a mutually agreeable date as soon as possible, and you will report to Frank Leto, President & CEO. Your annual base salary will be $260,000 payable bi-weekly and you will be eligible to participate in the executive Annual Incentive Plan (AIP) Bonus Program, a discretionary program which rewards performance and allows executives to share in the success of BMT. The AIP program commences in 2016. Typically annual bonus payments are made during the first quarter following the year the bonus was earned. The AIP targets for the Chief Risk Officer are as follows:

	Opportunities			Goal Weighting
Tier	Threshold	Target	Maximum	Company	Individual / Discretion
Chief Risk Officer	15%	30%	45%	80%	20%

The Chief Risk Officer is an Exempt position. Because this position is exempt, you will not be eligible for overtime and the Company expects that you will devote the hours necessary to successfully perform the functions of this position.

You will receive 3,500 Restricted Stock Units (RSUs) of stock at your start date. Subject to your continued employment with the Company, such RSUs shall vest with a three year cliff vesting period based on the grant date. Annually, there is typically one issuance is RSU’s for eligible employees through the company’s Long Term Incentive Plan (LTIP). You will be eligible for consideration each year though the exact timing and number of shares are determined by the Board of Directors.

Ms. Denise Rinear	2	July 7, 2016

Annually, you are eligible for 33 PTO days in addition to the observed bank holidays. BMTC offers its employees a comprehensive benefits package for which you would be eligible on the first day of your employment that includes medical, dental, vision, wellness, flexible spending, life & disability and participation in a 401(k) Retirement Plan. You will also be eligible for our 401(k) Retirement Plan Match Program after completing six months and 500 hours of service which offers a dollar for dollar match on the first 3% you allocate to your account as well as an additional 3% discretionary contribution based on your total compensation. Information regarding the benefits program is enclosed for your review.

You will be provided with the standard Bryn Mawr Trust Change of Control agreement for your review and signature.

By accepting this offer of employment you confirm your understanding that your employment with Bryn Mawr Trust will be on an at-will basis and either party can terminate the employment relationship at any time, with or without cause or advance notice. In addition, all new employees at Bryn Mawr Trust are subject to a 6-month introductory period. Specific expectations for your introductory period will be defined by your direct supervisor. Successful completion of the 6-month introductory period does not indicate a change in the at-will employment status or terms.

This offer of employment is contingent on the successful completion of your background screening and your signing a non-disclosure / non-solicitation agreement. Please acknowledge your acceptance of this offer by signing this letter and returning it to Human Resources. We look forward to your joining The Bryn Mawr Trust Company and to the contribution you will make. Please contact me at (610) 581-4789 with any questions.

Sincerely,

/s/ Jennifer Stryker

Jennifer Stryker

SVP & Director of Human Resources

The Bryn Mawr Trust Company

jstryker@bmtc.com

Ms. Denise Rinear	3	July 7, 2016

Acknowledgement of Acceptance of Employment:

By my signature below, I hereby acknowledge that I have read and agree to the terms of employment written in this employment offer letter, dated, July 7, 2016 between myself and The Bryn Mawr Trust Company.

/s/ Denise Rinear	7-7-16
Employee Signature	Date

Denise Rinear
Print Name

Representation:

I hereby represent to The Bryn Mawr Trust Company that I am not bound by any non-competition, non-solicitation and/or confidentiality agreement or otherwise precluded from serving in my new role of BMTC and utilizing the knowledge for which I have obtained during my career in the industry for the benefit of BMTC.

/s/ Denise Rinear	7-7-16
Employee Signature	Date

Denise Rinear
Print Name